                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [_]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[ ]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                             COMMNET CELLULAR INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                             COMMNET CELLULAR INC.
--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[_]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:

                             COMMNET CELLULAR INC.
                             _____________________

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                               September 16, 1998
                             _____________________


     The Annual Meeting of Stockholders of CommNet Cellular Inc., a Colorado corporation (the "Company"), will be held on Wednesday, September 16, 1998, at 9:00 A.M., local time, at the Hyatt Regency Tech Center, Englewood, Colorado, for the following purposes:

     1. To amend the Articles of Incorporation of the Company to eliminate the requirement that, when the number of Directors is six or more, Directors must be elected in classes and replace that requirement with a provision requiring annual election of all directors.

     2.  To elect Directors of the Company.

     3.  To ratify selection of new independent auditors.

     4. To transact such other business as may properly come before the meeting or any adjournment thereof.

     All stockholders are cordially invited to attend the meeting, although only stockholders of record at the close of business on August 13, 1998 will be entitled to notice of and to vote at the meeting.

     Shares can only be voted at the meeting if the holder is present or represented by proxy. If you do not expect to attend the meeting, you are urged to date and sign the enclosed proxy and return it in the accompanying envelope promptly, so that your shares may be voted in accordance with your wishes and the presence of a quorum may be assured. The prompt return of your signed proxy, regardless of the number of shares you hold, will aid the Company in reducing the expense of additional proxy solicitation. The giving of such proxy does not affect your right to vote in person in the event you attend the meeting.

     The Company's Annual Report for the fiscal year ended September 30, 1997 is enclosed.

                                     James C. Everson
                                     Secretary

Englewood, Colorado
August 24, 1998

                                PROXY STATEMENT

                             COMMNET CELLULAR INC.
                     8350 East Crescent Parkway, Suite 400
                           Englewood, Colorado  80111


     This statement is furnished in connection with the solicitation of proxies by CommNet Cellular Inc., a Colorado corporation (the "Company"), for use at the Annual Meeting of Stockholders of the Company to be held on September 16, 1998, and at any and all adjournments of such meeting.

     August 13, 1998 has been fixed as the record date for the determination of stockholders entitled to notice of and to vote at the meeting or any adjournments thereof. At the close of business on that date 22,644,690 shares of Common Stock, par value $.001 per share, of the Company were issued and outstanding. Each share of Common Stock is entitled to one vote on any matter which properly comes before the meeting. Cumulative voting is not permitted with respect to the election of directors. The presence in person or by proxy of the holders of at least a majority of the shares of Common Stock entitled to be voted at the meeting will constitute a quorum.

     This proxy statement and the accompanying proxy card are being mailed to stockholders commencing on or about August 24, 1998.

     Stockholders who execute proxies retain the right to revoke them at any time by giving written notice of revocation to the Secretary of the Company. Unless so revoked, the shares represented by the proxies solicited by the Company will be voted in accordance with the directions given therein by the stockholder. Any proxy not specifying to the contrary will be voted FOR the proposal in Item 1, FOR the election of the Board of Directors' nominees as director referred to in Item 2, and FOR the ratification of auditors in Item 3. So far as the Company's management is aware, such matters are the only matters to be acted on at the meeting. As to any other matter which may properly come before the meeting or any adjournments thereof, the persons named in the accompanying proxy card will vote thereon in accordance with their best judgment.

                     AMENDMENT TO ARTICLES OF INCORPORATION
                              (Proxy Card Item 1)

     The Company's Articles of Incorporation currently provide for a classified Board of Directors consisting of three classes, each class to be as nearly equal in number as possible, if the total number of directors is six or more. The members of each class are elected to a three-year term and one class is elected at each annual meeting. The amendment would change this provision and require all directors to be elected annually.

     This proposal will give shareholders greater control over the composition of the Board of Directors.

          The Board of Directors recommends a vote FOR this proposal.


                             ELECTION OF DIRECTORS
                              (Proxy Card Item 2)

     The persons named in the accompanying proxy will vote for the election of directors with a term of office to continue until the 1999 Annual Meeting of Stockholders or until their successors shall have been duly elected and qualified, unless authority to vote is withheld. However, if the proposed amendment to the Articles of Incorporation of the Company set forth in Item 1 of the Proxy Card is not approved by the Stockholders, then the Directors below will be divided into three classes of three directors each as noted in parentheses below with terms to expire in the year indicated in parentheses below. The nominees for election as directors of the Company are listed below and the Company is informed that these nominees are willing to serve as directors. However, if such nominees should decline or become unable to serve as directors for any reason, votes will be cast for a substitute nominee, if any, designated by the Board of Directors, or, if none is so designated prior to the election, votes will be cast according to the judgment in such matters of the person or persons voting the proxy. Each nominee for election as a director of the Company is incumbent.

     The following lists the nominees for election as directors of the Company including the age of each person as of August 13, 1998, the positions with the Company or principal occupations of each person, certain other directorships held and the year each person became a director of the Company. The number of shares of Common Stock of the Company owned beneficially by each such person as of August 13, 1998 is set forth in "Voting Securities and Principal Holders Thereof."

                       NOMINEES FOR ELECTION AS DIRECTORS

           Arnold C. Pohs; age 70; Chairman of the Board, President,
                  and Chief Executive Officer of the Company;
                      Director since 1985 (class 1, 1999)

          Daniel P. Dwyer, age 39; Chief Financial Officer, Treasurer
                  and Executive Vice President of the Company;
                      Director since 1990 (class 2, 2000)

        Marc A. Bodnick, age 29; Associate of The Blackstone Group L.P.
                    Director since May 1998 (class 1, 1999)

Mark T. Gallogly, age 41; Senior Managing Director of The Blackstone Group L.P.
                  Director since February 1998 (class 3, 2001)

    Lawrence H. Guffey, age 30; Vice President of The Blackstone Group L.P.
                 Director since February 1998 (class 1, 1999)

Glenn H. Hutchins, age 42; Senior Managing Director of The Blackstone Group L.P.
                    Director since May 1998 (class 2, 2000)

       Simon P. Lonergan, age 30; Associate of The Blackstone Group L.P.
                  Director since February 1998 (class 3, 2001)

      William J. Ryan, age 66; former CEO of Price Communications Wireless and former CEO of Palmer Wireless, Inc.
                    Director since May 1998 (class 2, 2000)

  John P. Scully, age 51; former Vice President External Relations & Colorado of US WEST Communications
                    DIRECTOR SINCE MAY 1998 (CLASS 3, 2001)


     The Board of Directors recommends a vote FOR each of these Directors.
     --- ----- -- --------- ---------- - ---- --- ---- -- ----- ----------

                            RATIFICATION OF AUDITORS
                              (PROXY CARD ITEM 3)

During the year Company management reviewed proposals from two accounting firms and determined on the basis of such proposals that the Auditors for the Company should be Deloitte and Touche LLP.

          The Board of Directors recommends a vote FOR this proposal.
          --- ----- -- --------- ---------- - ---- --- ---- ---------
        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     At August 13, 1998 there were 22,644,690 shares of Common Stock of the Company issued and outstanding. As of such date options to purchase 1,721,975 shares were outstanding. Each holder of Common Stock, but not unexercised options, is entitled to one vote per share on each matter which may be presented at a meeting of stockholders. Cumulative voting is not allowed. The Company's Common Stock is traded on the Nasdaq National Market under the symbol CELS.

     The following table sets forth information regarding ownership of the Company's Common Stock at August 13, 1998 by each person who is known by management of the Company to own beneficially more than 5% of the Common Stock, by each director of the Company and by all directors and executive officers of the Company as a group. Shares issuable on exercise of options are deemed to be outstanding for the purpose of computing the percentage ownership of persons beneficially owning such options, but have not been deemed to be outstanding for the purpose of computing the percentage ownership of any other person. Insofar as is known to the Company, the persons indicated below have sole voting and investment power with respect to the shares indicated as owned by them except as otherwise stated in the notes to the table.

         Name and Address of                   Amount and Nature of                        Percent of
          Beneficial Owner                     Beneficial Ownership                          Class
         -------------------                   --------------------                        ----------
Arnold C. Pohs                                         933,150 (1)                            3.96%
8350 East Crescent Parkway
Englewood, CO  80111

Daniel P. Dwyer                                        328,370 (2)                            1.43%
8350 East Crescent Parkway
Englewood, CO  80111

Blackstone CCI Capital Partners L.P.*                  13,181,215                            58.21%
c/o The Blackstone Group
345 Park Avenue, 31st Floor
New York, NY  10154

Blackstone CCI Offshore Capital                         3,887,175                            17.17%
Partners L.P. *
c/o The Blackstone Group
345 Park Avenue, 31st Floor
New York, NY  10154

Blackstone Family Investment                            1,309,810                             5.78%
 Partnership II L.P. *
c/o The Blackstone Group
345 Park Avenue, 31st Floor
New York, NY  10154

Chase Equity Associates L.P.                         1,109,305 (3)                            4.90%
c/o Chase Capital Partners
380 Madison Avenue
12th Floor
New York, NY 10017

All executive officers and directors                 1,466,735 (4)                            6.08%
 (10 persons)

__________
(1) Includes options to purchase 933,150 shares of Common Stock.
(2) Includes options to purchase 328,370 shares of Common Stock.
(3) Excludes potential beneficial ownership attributable to rights to purchase an aggregate of 279,585 shares of Common Stock under a warrant issued by the three Blackstone entities designated by an * and listed above. If these were included total percent of class would be 6.13%
(4) Represents options to purchase 1,466,735 shares of Common Stock held by executive officers of the Company.

           CONCERNING MANAGEMENT, DIRECTORS AND EXECUTIVE OFFICERS.

     The following table sets forth certain information regarding the executive officers and directors of the Company:

Name                                Age    Position
----                                ---    --------
Arnold C. Pohs                         70  Chairman of the Board, President, Chief Executive Officer and
                                           Director

Daniel P. Dwyer                        39  Executive Vice President, Treasurer, Chief Financial Officer
                                           and Director

Timothy C. Morrisey                    45  Executive Vice President - Sales Operations

Andrew J. Gardner                      43  Senior Vice President and Controller

David S. Lynn                          41  Senior Vice President - Network Operations

James C. Everson                       47  Vice President, Secretary and General Counsel

Marc A. Bodnick (1)                    29  Director

Mark T. Gallogly (2)                   41  Director

Lawrence H. Guffey (2)                 30  Director

Glenn H. Hutchins                      42  Director

Simon P. Lonergan                      30  Director

William J. Ryan (1)(2)                 66  Director

John P. Scully (1)(2)                  51  Director

__________
(1)  Member Audit Committee.
(2)  Member Compensation Committee.

     Arnold C. Pohs has been Chairman of the Board of the Company since February 1991, President and Chief Executive Officer since August 1989 and a director since September 1985. Mr. Pohs served as Executive Vice President of the Company from January 1986 through August 1989. Mr. Pohs was designated Chief Operating Officer of the Company in August 1987, prior to which time he was the Chief Financial Officer of the Company. Mr. Pohs is Chairman Emeritus of the Board of Directors of the Cellular Telecommunications Industry Association and currently serves as a director and a member of the Executive Committee of the CTIA Board. He is a member of the board and past Chairman of the CTIA Foundation for Wireless Telecommunications.

     Daniel P. Dwyer has been Executive Vice President of the Company since November 1992, a director of the Company since March 1990, and Chief Financial Officer since August 1988 and Treasurer since August 1987. He was Vice President - Finance of the Company from November 1989 until November 1992, Secretary from August 1987 until March 1990, Assistant Secretary from January 1987 until August 1987, Controller from May 1986 until November 1988 and accounting manager for the Company from March 1986 until May 1986. He is a Certified Public Accountant and a member of the American Institute of Certified Public Accountants and the Colorado Society of Certified Public Accountants.

     Timothy C. Morrisey was named Executive Vice President - Sales Operations of the Company in November 1996. He was Senior Vice President-Sales Operations from February 1995 until November 1996 and General Sales Manager of the Company's Midwest Region from July 1993 until February 1995.

     Andrew J. Gardner was named Senior Vice President of the Company in July 1994. He was Vice President and Controller from November 1992 to July 1994 and Assistant Vice President - Accounting and Tax from July 1990 to October 1992.

     David S. Lynn was named Senior Vice President-Network Operations of the Company in July 1994. He was Vice President-Network Operations from March 1993 until July 1994, Vice President-Network Development from February 1992 until March 1993, Assistant Vice President-Finance from June 1990 until February 1992, Controller from November 1988 until June 1990 and Manager, Financial Reporting from August 1988 until November 1988.

     James C. Everson was named General Counsel and Secretary of the Company in March 1998. He was Vice President - Legal Affairs from March 1996 to March 1998 and has been legal counsel to the Company since March 1992.

     Marc A. Bodnick was designated a director of the Company in May 1998. Mr. Bodnick is an Associate of The Blackstone Group L.P. and has been involved in the firm's principal activities since 1995. Prior to 1995, he was a Director in the Crisis Management Group at Kroll Associates.

     Mark T. Gallogly was designated a director of the Company in February 1998. He is a member of the limited liability company which acts as the general partner of the Blackstone Entities. He is a Senior Managing Director of The Blackstone Group L.P. and has been with Blackstone since 1989. Mr. Gallogly is a member of the boards of directors of InterMedia VI Cable TV, and Time Warner-Fanch Co.

     Lawrence H. Guffey was designated a director of the Company in February 1998. Mr. Guffey is a Vice President of The Blackstone Group L.P., with which he has been associated since 1991. He is a member of the board of directors of TW Fanch-One Co.

     Glenn H. Hutchins was designated a director of the Company in May 1998. He is a member of the limited liability company which acts as the general partner of the Blackstone Entities. He is a Senior Managing Director of The Blackstone Group L.P. and has been with Blackstone since 1994. Previously, he was a Managing Director of Thomas H. Lee Co. ("THL") from 1987 until 1994. Mr Hutchins is a member of the boards of directors of Clark Refining & Marketing, Inc., Clark USA, Inc. American Axle and Manufacturing Holdings, Inc., American Axle and Manufacturing, Inc., Corp Banca (Argentina) S.A., Corp Group C.V., and Haynes International, Inc.

     Simon P. Lonergan was designated a director of the Company in February 1998. Mr. Lonergan is an Associate of The Blackstone Group L.P., which he joined in 1996. Prior to joining Blackstone, Mr. Lonergan was an Associate at Bain Capital, Inc. and a Consultant at Bain and Co. He currently serves on the Advisory Committees of Intermedia Partners VI and Graham Packaging Company.

     William J. Ryan was designated a director of the Company in May 1998. Mr. Ryan was named CEO of Price Communications Wireless, a subsidiary of Price Communications Corporation ("Price"), in October 1997 following the purchase of Palmer Wireless, Inc. by Price. From 1995 to October 1997, Mr. Ryan was President & CEO of Palmer Wireless, Inc. Prior thereto, he was President & CEO of Palmer Communications Incorporated. Mr. Ryan is currently Trustee, Naples Community Hospital; Vice Chairman, Naples Philharmonic Center for the Arts; Director, Florida Council on Economic Education; Member CATV Pioneers, Broadcast Pioneers, and the International Radio & Television Society.

     John P. Scully was designated a director of the Company in May 1998. From May 1992 until April 1998, Mr. Scully was Vice President of External Relations
& Colorado for U S WEST Communications. In March 1997, external relations responsibilities were added. Mr. Scully serves on the boards of the Greater Denver Chamber of Commerce (past chairman), the Metro Denver Board of Governors, the Public Education and Business Coalition (past chairman), the Denver Center for the Performing Arts, the State Board of Agriculture, the Urban League of Metro Denver and the National Exchange Carrier Association.


BOARD COMPENSATION.

Board members other than John P. Scully and William J. Ryan are not paid for service on the Board. Messrs. Ryan and Scully are paid an annual retainer of $15,000 plus $1,000 for special meetings and will receive a stock grant annually of 1,500 shares of the common stock of the Company.

EXECUTIVE COMPENSATION.

                           SUMMARY COMPENSATION TABLE


     The following table sets forth the compensation received by the named Executive Officers for each of the three years ended September 30, 1997.


                                                                                                Long-Term
                                                   Annual Compensation                         Compensation
                                         ----------------------------------------            ----------------
   Name and Principal Position     Year  Salary ($)  Bonus ($)  All Others ($)(1)    Options (#)     All Others ($)(2)
---------------------------------  ----  ----------  ---------  -----------------  ----------------  -----------------
Arnold C. Pohs...................  1997    400,000    234,944          10,778                    -           9,750
   Chairman of the Board,          1996    350,000    149,306          11,473              100,000          10,125
    President and Chief            1995    300,000    126,455          10,861              200,000           8,625
    Executive Officer


Daniel P. Dwyer..................  1997    300,000    140,966           4,242                    -           9,750
   Executive Vice President,       1996    250,000     83,598           2,880               50,000          10,125
    Treasurer and Chief            1995    200,000     66,203           3,734              100,000           8,625
    Financial Officer


Homer Hoe........................  1997    210,000     96,156           2,061                    -           9,750
   Executive Vice President and    1996    200,000     63,878           2,259               20,000           8,112
    Chief Information Officer      1995    170,000     55,253           2,206               35,000             975


Timothy C. Morrisey..............  1997    158,000     72,978          11,463                    -           9,750
   Executive Vice President -      1996    132,000     36,753               -               20,000          10,125
    Sales Operations               1995    115,000     23,820               -               20,000           8,625


David S. Lynn....................  1997    148,000     51,950               -                    -           9,650
   Senior Vice President -         1996    132,000     35,103               -               20,000          10,125
    Network Operations             1995    120,000     33,095               -               20,000           8,625

__________
(1) The amounts shown represent premiums paid on supplemental health benefits for certain named executives.

(2) The amounts shown represent contributions by the Company to defined contribution plans.


REPORT OF COMPENSATION COMMITTEE.

     On November 5, 1997 the then members of the Compensation Committee of the Company prepared a draft Compensation Committee report. All of the directors comprising the members of this committee resigned as directors effective as of February 10, 1998, the effective time of the merger between the Company and AV Acquisition Corporation pursuant to the Merger Agreement dated May 27, 1997 (the "Merger"). The current directors who comprise the current Compensation Committee of the Company have not yet met. The current Board of Directors of the Company has adopted the November 5, 1997 draft report, as amended for inclusion in this Proxy Statement as follows:

   General. The Compensation Committee of the Board of Directors is responsible for establishing the executive compensation program for the Company. The Committee monitors and recommends changes in the compensation levels of executive management and administers the Company's incentive compensation programs as well as determining the grants under the Company's Employee Stock Ownership Plan. All of the Committee members are non-employee directors of the Company. The Company has periodically retained the services of a nationally recognized executive compensation consulting firm to assist the Company in compensation matters.

   Compensation Philosophy. The Company's compensation program is designed to attract and retain high quality executive management, to give management incentives that motivate superior performance on behalf of the Company and to align the interests of management with those of the Company's shareholders. The Committee believes that the Company's base salaries should approximate the average of base salaries paid to executives with similar responsibilities in similar cellular companies. Executive compensation should also be correlated to the Company's performance and shareholder return. In determining executive compensation, the Committee considers compensation from Company subsidiaries and affiliates received by executive officers in their capacity as Board members of such entities.

   The companies used for compensation comparison purposes are not all of the same companies contained in the Nasdaq telecommunications industry group comparison of total shareholder return in the Stockholder Performance Return Graph. The companies used for compensation purposes are those companies which are similarly sized and are in the cellular industry.

   Components of Compensation.

   Salary:  The salary of the Chief Executive Officer and the other executive
   ------
officers of the Company are based on a subjective evaluation of an individual officer's responsibility and a comparison of salaries for similar positions in comparable companies.

   During 1997 the salary increases for the executive officers, other than Arnold C. Pohs, the Chief Executive Officer, ranged between 5% and 20%. Mr. Pohs' base salary was increased by 14%. The basis for Mr. Pohs' salary increase was twofold. First, the increase recognizes the performance of the Company in terms of operating cash flow achievements. Second, Mr. Pohs' salary was adjusted after an evaluation of comparative industry information to approximate the Company's compensation objective of paying at the average.

   Short-Term Incentive Plan Bonuses:  The Company maintains an annual bonus
   ---------------------------------
plan which is based on meeting certain operational targets. The bonus opportunities are established based on the average opportunities provided to executives in similar positions at similar companies.

   Actual annual bonuses for the executive officers were determined based on the Company's performance relative to corporate operating targets and on each individual's performance relative to officer specific individual goals. The weightings of corporate and individual performance vary by position and responsibilities and range from a weighting of 70% corporate/30% individual to 80% corporate/20% individual, which is the weighting applied to Mr. Pohs' award.

   The corporate operating targets were based on the following measures which represent the key business indicators of performance within the cellular industry: Net managed market subscriber additions (50%) and Consolidated operating cash flow (50%).

   During fiscal 1997, the Company's weighted average performance results were 109.3% of the operating targets as described above and bonuses were paid
accordingly after a subjective evaluation of individual performance.   The
corporate performance results represent excellent performance against aggressive operating plan targets.

   Mr. Pohs' award was 50% of base salary and was based 80% on the weighted performance results of 109.3% of the operating targets and 20% on individual performance. The Committee determined that the individual portion of Mr. Pohs' award should be based on a maximum individual performance rating. Specifically, the Committee considered the following: the Company added 63,467 managed market customers, a 30% increase, bringing the total to 274,745 at September 30, 1997, and consolidated EBITDA increased to $57.4 million which represented a 50% increase over the $38.2 million reported in the prior fiscal year.

   Long-Term Incentive Compensation:  The Company provides long-term incentive
   --------------------------------
compensation to its executives through stock option grants under the Omnibus Stock and Incentive Plan which are intended to align the interest of executives with those of shareholders. This plan was approved by the Company's shareholders by proxy vote during fiscal 1991 and was amended in 1993 and 1995.

   As of November 5, 1997, Mr. Pohs owned 85,944 shares of the Company's common stock and held options to purchase an additional 740,000 shares. The committee believes that the equity interests held by the named executives represent a significant incentive to continue to increase shareholder value.

   Policy with Respect to the $1 Million Limit:  Section 162(m) of the Internal
   --------------------------------------------
Revenue Code generally limits to $1,000,000 the tax deductible compensation paid to the Chief Executive Officer and the four highest-paid executive officers who are employed as executive officers on the last day of the year. However, the limitation does not apply to performance-based compensation provided certain conditions are satisfied.

   None of the Company's compensation payments for fiscal 1997 exceeded the tax deductibility limit set forth in Section 162(m) nor is it expected that compensation to be paid in fiscal 1998 will exceed the limit. The committee will continue to monitor the Company's executive compensation program with the impact of Section 162(m) and will seek to minimize the impact of Section 162(m) where appropriate and consistent with the Company's compensation philosophy.

Arnold C. Pohs           Daniel P. Dwyer        Marc A. Bodnick
Mark T. Gallogly         Lawrence H. Guffey     Glenn H. Hutchins
Simon P. Lonergan        William J. Ryan        John P. Scully


OTHER MATTERS REGARDING EXECUTIVE COMPENSATION.
-----------------------------------------------

Change in Control Agreements.

     In July 1993, the Board of Directors approved change in control agreements with Messrs. Pohs and Dwyer. In October 1994, the Board authorized a comparable agreement with Mr. Hoe, the Company's then Chief Information Officer. In November 1995, the Board authorized comparable agreements with Messrs. Gardner, Lynn and Morrisey, the Company's Senior Vice President and Controller, Senior Vice President - Network Operations, and Executive Vice President - Sales Operations, respectively, and Ms. Shapiro, the Company's then Senior Vice President and General Counsel. The purpose of these agreements is to reinforce and encourage the officers to maintain objectivity and a high level of attention to their duties without distraction from the possibility of a change in control of the Company. These agreements provide that in the event of a change in control of the Company, as that term is defined in the agreements, each officer is entitled to receive certain severance benefits upon the subsequent termination or constructive termination of employment, unless (i) the termination is due to death, disability or voluntary retirement; (ii) the termination is by the Company for cause (as defined in the agreements), or (iii) the termination is by the officer for other than good reason (as defined in the agreements).

     The severance benefits include the payment of the officer's full base salary through the date of termination. The severance benefits also include a lump sum payment equal to 2.99 times the sum of (i) the officer's annual base salary in effect immediately prior to the circumstances giving rise to termination, and (ii)

the actual bonus earned by the officer in the year prior to the year in which termination occurs. In addition, each officer will be provided with life and health benefits and a continuation of all other employee benefits for 12 months following the date of termination. In addition, the officers will be fully vested in all benefit plans to the extent not otherwise entitled to 100% of all contributions made by the Company on their behalf.

     On February 10, 1998, the date of the Merger, Messrs. Pohs, Dwyer, Gardner, Lynn and Morrisey executed an amendment to their change in control agreements. Under the amendment, each officer is entitled to receive certain severance benefits upon termination or constructive termination of employment subject to the same conditions as the original agreements, but only if termination occurs prior to February 10, 2000. In addition, the amendment causes the agreements to expire on February 10, 2001. Mr. Hoe and Ms. Shapiro did not execute an amendment to their agreements. Both Mr. Hoe and Ms. Shapiro have asserted that they are entitled to receive severance benefits under their change in control agreements, however the Company believes that no such benefits are owed by the Company.

     On March 30, 1997, CommNet and Mr. Pohs entered into a Retirement and Consulting Agreement (the "Consulting Agreement") pursuant to which Mr. Pohs will receive the following upon his retirement from the Company: (i) a payment equal in amount to the additional employment contributions and matching contributions under the CommNet Cellular Inc. Retirement Savings Plan and the ESOP to which Mr. Pohs would have been entitled had such contributions been determined without regard to the statutory limits applicable to such contributions under the Code for the five year period ending on Mr. Pohs' retirement date; (ii) a payment equal to the present value of five times the annual premium cost with respect to Mr. Pohs' coverage level and plan option of the Company's health plan and the Exec-U-Care Medical Reimbursement Insurance; and (iii) a grant of 50,000 shares of restricted stock under the CommNet Cellular Inc. Omnibus Stock and Incentive Plan (which shares will vest upon death, disability, the end of the consulting period described below or a change of control). The Consulting Agreement also provides that the Company will retain Mr. Pohs as a consultant for a period of six years following his retirement in exchange for a consulting fee equal to 50% of Mr. Pohs' final annualized base salary plus his final year's annualized bonus per year. In the event of a change in control of the Company, as defined in the Consulting Agreement, (i) if Mr. Pohs has not yet retired, he may elect to receive the benefits set forth in his change of control agreement, as described above, or to receive the benefits provided for in the Consulting Agreement, and (ii) if Mr. Pohs has retired, he will be entitled to receive a lump-sum payment of all consulting fees due for the remaining portion of the consulting arrangement, and all restrictions on the shares granted pursuant to the Consulting Agreement will lapse.

     In the event any payment or benefit to be received pursuant to the change in control or consulting agreements would be subject to the federal excise tax, the amount of the benefits payable under the agreement will be increased such that the net amount retained by the officer after deduction of any excise tax on such payment and any federal, state and local tax and excise tax upon such additional payment shall be equal to the full severance benefits contemplated by the agreement.

                       1997 AGGREGATED OPTION EXERCISES
                           AND YEAR-END OPTION VALUES

     The following table provides information on the value of unexercised options held by the Named Executive Officers at September 30, 1997, using a per share value of $35 1/16th, the closing price of the Company's common stock on that date.

                                                                                           Value of Unexercised
                                     Number of Unexercised Options at                      In-the-Money Options
                                            Fiscal Year End (#)                             at Fiscal Year End
                                -----------------------------------------       -----------------------------------------
          Name                          Vested              Unvested                    Vested              Unvested
-------------------------         -------------------  ------------------         -------------------  ------------------
Arnold C. Pohs                            740,000 (1)                   -              $8,327,000 (1)       $           -
Daniel P. Dwyer                           397,500 (1)                   -               4,789,000 (1)                   -
Homer Hoe                                  80,000 (2)                   -                 682,000                       -
Timothy C. Morrisey                        51,250                       -                 418,000                       -
David S. Lynn                              93,500                       -               1,127,000                       -

_________

(1) Excludes options to purchase 250,000 and 150,000 shares of TVX, Inc. held by Arnold C. Pohs and Daniel P. Dwyer, respectively, which were forfeited upon the sale of TVX, Inc. during fiscal 1998.

(2)  Mr. Hoe is no longer with the Company.

     During the third fiscal quarter of 1998, the Company and certain option holders, including each of the Named Executive Officers other than Mr. Hoe, negotiated certain changes to the terms of option agreements affecting most, but not all of the outstanding options. The expiration date of options was extended from ten years after date of grant to February 5, 2008. However, any appreciation in the value of an option due to increases in the value of Common Stock over $36 per share (the value of a share of Common Stock on February 10, 1998, the date of the Merger) became subjected to vesting over six years, with a limit on vesting of 75% of such appreciation until a liquidation event as
defined in the replacement stock option agreements.   In addition, the number of
options and exercise prices were reduced such that the value of unexercised options on February 10, 1998 remained constant and the number of shares subject to all options held by participants bore the same relationship to the total number of shares of common stock outstanding on a fully-diluted basis after the Merger.

     In addition to the negotiated changes to the option agreements, the Company issued a four-for-one common stock dividend in the third fiscal quarter of 1998 and adjusted the options accordingly. This action had the effect of increasing the shares subject to outstanding options by a factor of five and decreasing their exercise prices by a factor of five.

                     STOCKHOLDER PERFORMANCE RETURN GRAPH.

     The following graph compares the yearly percentage change in the cumulative total shareholder return on the Company's Common Stock with that of the cumulative total return of the Nasdaq Stock Market US Index ("NASDAQ STOCK MRKT US") and the Nasdaq Telecommunications Index ("NASDAQ TELECOM") for the five-year period ended on September 30, 1997. The information below is based on an investment of $100, on September 30, 1992, in the Company's Common Stock, the NASDAQ STOCK MRKT US and the NASDAQ TELECOM, with dividends reinvested.

                                              CUMULATIVE TOTAL RETURN
                                 -------------------------------------------------
                                 9/92     9/93     9/94     9/95     9/96     9/97
CommNet Cellular Inc.            $100     $142     $188     $239     $238     $289
NASDAQ Stock Market (U.S.)       $100     $131     $132     $182     $216     $297
NASDAQ Telecommunications        $100     $177     $164     $195     $202     $274

COMMITTEES.
     The Company has no standing nominating committee of the Board of Directors.

     The Compensation Committee makes recommendations to the Board of Directors concerning the Compensation of the Company's officers. The Compensation Committee currently consists of Messrs. Gallogly, Ryan, Scully and Guffey.

                               OTHER INFORMATION

      The Audit Committee makes recommendations to the Board of Directors concerning the selection of the Company's auditors and the scope of auditing and accounting matters. The Audit Committee currently consists of Messrs. Scully, Ryan and Bodnick.

MEETINGS OF THE BOARD.

      The Board of Directors held five meetings during the fiscal year ended September 30, 1997. Each incumbent director seeking reelection attended 100% of the total number of meetings of the Board and committees thereof on which such director served during that period.

SUBMISSION OF STOCKHOLDER PROPOSALS.

      Stockholder proposals intended for presentation at the Company's next annual meeting must be received by the Company at its principal offices in Englewood, Colorado, not later than September 30, 1998.

OTHER MATTERS.

     The cost of soliciting proxies will be borne by the Company. In addition to solicitation by mail, proxies may be solicited by directors, officers and employees of the Company by personal interview, telephone or telegram. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries to forward the solicitation material to the beneficial owners of common stock held of record by such persons and the Company may reimburse them for reasonable out-of-pocket and clerical expenses incurred by them in connection therewith.

     A COPY OF THE COMPANY'S FORM 10-K AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, EXCLUDING EXHIBITS, MAY BE OBTAINED BY STOCKHOLDERS WITHOUT CHARGE BY WRITTEN REQUEST ADDRESSED TO STOCKHOLDER RELATIONS, COMMNET CELLULAR INC., 8350 E. CRESCENT PARKWAY, SUITE 400, ENGLEWOOD, COLORADO 80111.



Englewood, Colorado
August 24, 1998


                                                                     CEIMC-PS-98

[X] PLEASE MARK VOTES
    AS IN THIS EXAMPLE

-------------------------------
     COMMNET CELLULAR INC.      1. To Amend Article VIII of the Articles of Incorporation
------------------------------- of the Company to read as follows:
                                                        ARTICLE VIII
                                The business and affairs of the Corporation shall be
                                managed by the Board of Directors.  The number of directors constituting the Board of Directors shall be fixed in the
Mark box at right if an         manner provided in the Bylaws of the Corporation, subject
address change or comment       to the limitation that the number of directors of the
has been noted on the reverse   Corporation shall be not fewer than three unless the
side of this card.     [_]      outstanding shares of the Corporation are held of record by fewer than three shareholders, in which event there need be only as many directors as there are shareholders.
                                Directors shall continue to hold office until the next
                                meeting of shareholders when Directors are elected.




                                                                       For     With-  Abstain
RECORD DATE SHARES:                                                            hold
                                                                       [_]     [_]     [_]

                                2. Election of Directors Nominees      For    With-   For All
                                to serve as Directors until the               hold    Except
                                next annual meeting:                   [_]    [_]       [_]
                                Arnold C. Pohs, Daniel P. Dwyer,
                                Marc A. Bodnick, Mark T. Gallogly,
                                Lawrence H. Guffey, Glenn H.
                                Hutchins, Simon P. Lonergan,
                                William J. Ryan, John P. Scully

                                Note:  If you not wish your shares noted "For" a particular nominee, mark the "For All Except" box and strike a line through the name(s)
                                of the nominee(s). Your shares will be voted for the remaining nominee(s).

                                3.  Ratify the selection of            For    With-  Abstain
                                Deloitte & Touche LLP as                      hold
                                Independent Auditors for the Company   [_]    [_]     [_]

                                4.  Such other matters as may properly come before the
                                meeting.

Please be sure to sign and
date this Proxy.                Date _________________________________________________




Stockholder sign here                    Co-owner sign here
                      ------------------                    -------------------

DETACH CARD                                                         DETACH CARD

                             COMMNET CELLULAR INC.
            PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR
               ANNUAL MEETING OF STOCKHOLDERS, SEPTEMBER 16, 1998


The undersigned holder of shares of Common Stock of CommNet Cellular Inc. (the "Company") hereby appoints Arnold C. Pohs and Daniel P. Dwyer, and each of them, as proxies of the undersigned, with full power of substitution, to act and to vote for and in the name, place and stead of the undersigned at the Annual Meeting of Stockholders of the Company to be held on September 16, 1998 at 9:00 a.m. at Hyatt Regency/Tech Center, 7800 E. Tufts Avenue, Denver, Colorado, 80237, and at any and all adjournments thereof, according to the number of votes and as fully as the undersigned would be entitled to vote if personally present at such meeting, and particularly with respect to the proposals listed on the reverse side.

THIS PROXY WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ITEMS 1, 2 and 3.

                  PLEASE VOTE, DATE, AND SIGN ON OTHER SIDE
                   AND RETURN PROMPTLY IN ENCLOSED ENVELOPE.
-------------------------------------------------------------------------------
Please sign this proxy exactly as your name appears on the reverse side. Joint owners should each sign personally. Trustees and others signing in a representative capacity should indicate the capacity in which they sign.
-------------------------------------------------------------------------------

HAS YOUR ADDRESS CHANGED?                 DO YOU HAVE ANY COMMENTS?

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